UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2006

Chembio Diagnostics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-85787	88-0425691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3661 Horseblock Road, Medford, NY 11763
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (631) 924-1135

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 101. Entry Into a Material Definitive Agreement

On June 15, 2006, the Company and Lawrence A. Siebert, the chief executive officer and president of the Company, agreed to a new employment agreement for Mr. Siebert to continue as the chief executive officer and president of the Company for an additional term of two years, beginning effective May 10, 2006. Mr. Siebert's salary is $240,000, which shall be reviewed by the Company’s board of directors for a potential increase at the end of the first 12 months. Mr. Siebert also shall be eligible for a bonus of up to 50% of his salary, consisting of (i) a bonus of up to 25% of his salary that is at the complete discretion and determination of the board of directors, and (ii) a bonus of up to an additional 25% of his salary that will be determined based upon revenue and earnings performance criteria established each year by the board of directors.

The board of directors also has increased the annual salary compensation of the following individuals to the amounts indicated: Avi Pelossof, vice president of sales, marketing and business development, $170,000; Javan Esfandiari, director of research and development, $160,000; Richard Larkin, chief financial officer, $150,000; Richard Bruce, vice president and director of operations, $140,000. In addition, the board of directors has established that each of these individuals, plus two other individuals, are eligible for an annual bonus on the same basis as the bonus described above for Mr. Siebert, except that the maximum percentage amount of salary for each aspect of the bonus for which each of these six individuals is eligible is one-half of the percentage for which Mr. Siebert is eligible. As a result, the maximum total bonus for which each of these five individuals is eligible is 25% of that individual's salary.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

10.2  Siebert Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2006    CHEMBIO DIAGNOSTICS, INC.

By:    /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer